                                                                                                                          EXHIBIT 11
                                              WATKINS-JOHNSON COMPANY AND SUBSIDIARIES

                                             COMPUTATION OF NET INCOME PER COMMON SHARE
                                          FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 YEAR ENDED DECEMBER 31
                                                                              ------------------------------------------------------
                                                                                 1996                   1995                 1994
                                                                              ----------            ----------            ----------
For primary net income per share:
 Weighted average shares outstanding .............................             8,265,000             7,938,000             7,425,000
 Equivalent shares--dilutive stock
  options--based on treasury stock method
  using average market price......................................               272,000               838,000               728,000
                                                                              ----------            ----------            ----------
     Total .......................................................             8,537,000             8,776,000             8,153,000
                                                                              ==========            ==========            ==========
For fully diluted net income per share:
 Weighted average shares outstanding .............................             8,265,000             7,938,000             7,425,000
 Equivalent shares--dilutive stock
  options--based on treasury stock method
  using greater of average or ending
  market price....................................................               276,000               937,000               775,000
                                                                              ----------            ----------            ----------
     Total .......................................................             8,541,000             8,875,000             8,200,000
                                                                              ==========            ==========            ==========
Net income .......................................................                $3,034               $31,428               $20,961
                                                                                  ======               =======               =======
Primary net income per share .....................................                $ 0.36               $  3.58               $  2.57
                                                                                  ======               =======               =======
Fully diluted net income per share ...............................                $ 0.36               $  3.54               $  2.56
                                                                                  ======               =======               =======

This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item
601(b)(11).

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